Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766

FOR IMMEDIATE RELEASE

RITE AID COMMENCES DEBT REFINANCING TRANSACTION AND PROVIDES ESTIMATES

FOR THE FIRST QUARTER FISCAL 2014 AND UPDATED GUIDANCE FOR FISCAL 2014

CAMP HILL, Pa. (June 7, 2013) – Rite Aid Corporation (NYSE: RAD) today announced that it has commenced a debt refinancing transaction that would extend the maturity of a portion of Rite Aid’s outstanding indebtedness and lower interest expense. The refinancing transaction consists of a cash tender offer for any and all of Rite Aid’s $500.0 million aggregate principal amount of 7.5% Senior Secured Notes due 2017 with the proceeds from a new $500.0 million second lien term loan, together with available cash and/or borrowings under Rite Aid’s revolving credit facility.

As part of the tender offer, Rite Aid is soliciting consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes. Holders who tender their notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents without tendering their notes. The tender offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 7, 2013, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The tender offer will expire at midnight, Eastern Time, on July 5, 2013, unless the tender offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the tender offer and consent solicitation, holders of the notes who validly tender and do not withdraw their notes prior to 5:00 p.m. Eastern Time, on June 20, 2013 (as such time and date may be extended, the “Consent Payment Deadline”) and whose notes are accepted for purchase, will receive the “Total Consideration,” which is equal to the “Tender Offer Consideration” plus a consent payment of $30.00 per $1,000 principal amount of tendered notes. Holders of notes who validly tender their notes after the Consent Payment Deadline but on or before the Expiration Date, and whose notes are accepted for purchase, will receive only the Tender Offer Consideration.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)

7.5% Senior Secured Notes due 2017	767754BL7	$500,000,000	$999.50	$30.00	$1,029.50

(1)             Per $1,000.00 principal amount of notes validly tendered and accepted for purchase.

(2)             Inclusive of Consent Payment.

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Rite Aid reserves the right but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Date, to accept for purchase any notes validly tendered and not subsequently withdrawn at or prior to the Consent Payment Deadline, subject to satisfaction or waiver of the conditions to the tender offer. In addition to the Total Consideration or the Tender Offer Consideration, as the case may be, holders whose notes are accepted in the tender offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the settlement date.

Rite Aid intends to redeem any notes not tendered in the tender offer and consent solicitation. Rite Aid may issue a notice of redemption as early as the early settlement date.

The tender offer and consent solicitation is contingent upon the satisfaction of certain conditions, including the condition that Rite Aid has completed a refinancing transaction resulting in net proceeds to Rite Aid that, together with available cash and/or borrowings under the Rite Aid’s revolving credit facility, are sufficient to pay the Total Consideration, plus the accrued interest payment described above, in respect of all of the notes, as well as related fees and expenses of the tender offer and consent solicitation. If any of the conditions are not satisfied, Rite Aid is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes and may terminate the tender offer and consent solicitation.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup Global Markets Inc. will act as Dealer Manager for the Tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Preliminary Financial Information and Updated Guidance

In connection with the refinancing transaction, Rite Aid is providing estimates of Rite Aid’s financial results for the first quarter fiscal 2014. Rite Aid’s actual financial results for the first quarter fiscal 2014 have not yet been finalized by management. As a result, Rite Aid’s actual results may differ from the estimates below. The preliminary financial information has been prepared by, and is the sole responsibility of, Rite Aid’s management. Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information.

Rite Aid estimates that net income for the first quarter fiscal 2014 was between $75 million and $90 million, compared to a net loss of $28.1 million for the comparable prior-year period, and estimates that diluted earnings per share was between $0.08 and $0.09, compared to a diluted loss per share of $(0.03) for the comparable prior-year period. Rite Aid estimates that Adjusted EBITDA was between $335 million and $345 million for the first quarter fiscal 2014, compared to Adjusted EBITDA of $274.2 million for the comparable prior-year period. The improvement in results over the comparable prior- year period was largely driven by the continued benefit of new generic introductions on pharmacy gross margin.

The following is a reconciliation of Adjusted EBITDA to net income and net loss, as applicable, for the thirteen week periods ended June 1, 2013 and June 2, 2012:

	Thirteen Week Period Ended
	June 1, 2013		June 2, 2012
	(Dollars in thousands)
	Low	High
Net income (loss)	$75,000	$90,000	$(28,088)
Adjustments:
Interest expense	113,000	113,000	130,588
Income tax expense (benefit)	2,000	4,000	(61,729)
Adjustments to tax indemnification asset(a)	(1,000)	(1,000)	60,237
Lease termination and impairment charges	11,000	11,000	12,143
Gain on sale of assets, net	(5,000)	(5,000)	(10,051)
Loss on debt retirements, net	—	—	17,842
Other	140,000	133,000	153,223
Adjusted EBITDA(b)	$335,000	$345,000	$274,165
Diluted earnings (loss) per share	$0.08	$0.09	$(0.03)

(a)                     The income tax benefit from the Internal Revenue Service settlement described in Footnote 5 in the notes to Rite Aid’s consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended March 2, 2013 and the corresponding reduction of the tax indemnification asset had no net effect on Adjusted EBITDA.

(b)                     Adjusted EBITDA represents net income (loss) excluding the impact of income taxes (and any corresponding reduction of tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory writedowns related to store closings, stock- based compensation expense, debt retirements, sale of assets and investments, revenue deferrals related to customer loyalty programs and other items.  Rite Aid references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, incentive compensation is based on Adjusted EBITDA and it bases its forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Rite Aid includes this non-GAAP financial measure in order to provide transparency to investors and enable investors to better compare its operating performance with the operating performance of our competitors.

Based on the estimated results of first quarter fiscal 2014, Rite Aid has raised the low end of its Adjusted EBITDA guidance to $1.090 billion. The high end of the Adjusted EBITDA guidance for fiscal 2014 remains at $1.175 billion based on the expectation that results in the second half of the fiscal year will be negatively impacted by lower pharmacy margin resulting from fewer generic drug introductions. Rite Aid has adjusted its net income guidance to be between $49 million and $189 million, or $0.04 per diluted share to $0.19 per diluted share, which reflects the change in Adjusted EBITDA guidance and the impact of the proposed refinancing transaction, but does not reflect any future refinancing transactions.  Guidance for fiscal 2014 sales, same store sales and capital expenditures is unchanged. Details of Rite Aid’s fiscal 2014 guidance are reflected in the attached table.

About the Company

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,600 stores in 31 states and the District of Columbia and fiscal 2013 annual revenues of $25.4 billion.

Statements, including guidance, in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of Rite Aid’s most recent Annual Report on Form 10-K and in other documents that Rite Aid files or furnishes with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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RITE AID CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF NET INCOME GUIDANCE TO ADJUSTED EBITDA GUIDANCE

YEAR ENDING MARCH 1, 2014

(In thousands, except per share amounts)

	Guidance Range
	Low	High

Sales	$24,900,000	$25,300,000

Same store sales (a)	-0.75%	0.75%

Gross capital expenditures	$400,000	$400,000

Reconciliation of net income to adjusted EBITDA:
Net income	$49,000	$189,000
Adjustments:
Interest expense	449,000	446,000
Income tax benefit	(27,000)	(28,000)
Reduction of tax indemnification asset	30,000	30,000
Depreciation and amortization	405,000	400,000
LIFO charge	60,000	35,000
Store closing and impairment charges	80,000	70,000
Stock-based compensation expense	18,000	17,000
Customer loyalty card program revenue deferral	5,000	—
Loss on debt retirement	19,000	19,000
Other	2,000	(3,000)
Adjusted EBITDA	$1,090,000	$1,175,000

Diluted income per share	$0.04	$0.19

(a) Reflects approximately 250 basis points reduction in pharmacy same store sales from new generic introductions.